SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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IMATION CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128

March 23, 2008

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2008 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 7, 2008, at 9:00 a.m., local time, at the Hotel Sofitel New York, 45 W. 44th Street, New York, NY 10036. The record date for the Annual Meeting is March 10, 2008. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of our proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope so your shares will be represented at the Annual Meeting.

Sincerely,

Frank Russomanno
President and Chief Executive Officer

IMATION CORP.
1 Imation Place
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 7, 2008

To the Shareholders of Imation Corp.:

The 2008 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 7, 2008, at 9:00 a.m., local time, at the Hotel Sofitel New York, 45 W. 44th Street, New York, NY 10036. The purpose of the meeting is to:

1. Elect five directors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008;

3. Approve the 2008 Stock Incentive Plan; and

4. Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 10, 2008. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel and Secretary

Oakdale, Minnesota
March 23, 2008

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS,YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE
ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 7, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 7, 2008 and at all adjournments. The record date for the meeting is March 10, 2008. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 10, 2008, there were approximately 38,058,246 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first made this Proxy Statement available to our shareholders on or about March 24, 2008.

Pursuant to rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2007 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2008: This Proxy Statement and our 2007 Annual Report are available at http://ir.imation.com/phoenix.zhtml?c=73967&p=irol-proxy. (This site can also be reached by going to www.imation.com, clicking on Investor Relations, then Annual Meeting Materials.)

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

You have three choices on each item to be voted upon at the Annual Meeting.

For the election of directors, by checking the appropriate box on your proxy card, you can:

•	vote for all of the nominated directors as a group;

•	withhold authority to vote for all nominated directors as a group; or

•	vote for all nominated directors as a group except those you identify .

For the ratification of the appointment of the independent registered public accounting firm, by checking the appropriate box on your proxy card, you can:

•	vote “FOR” ratification;

•	vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on ratification.

For the approval of the 2008 Stock Incentive Plan, by checking the appropriate box on your proxy card, you can:

•	vote “FOR” the approval of the 2008 Stock Incentive Plan;

•	vote “AGAINST” the approval of the 2008 Stock Incentive Plan; or

•	“ABSTAIN” from voting on the approval of the 2008 Stock Incentive Plan.

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 and FOR the approval of the 2008 Stock Incentive Plan.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a signed proxy with a later date;

•	voting by telephone or the internet on a date after your prior telephone or internet vote; or

•	attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

If you “abstain” on any matter (or “withhold authority” as to the election of any director), your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will not be voted on the proposal to approve the 2008 Stock Incentive Plan or any proposal on which your broker does not have discretionary authority to vote. In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal.

If you would like to consent to receive our proxy materials and annual reports electronically in the future, please go to our website www.imation.com. Click on “Investor Relations” and in the Shareholder Services/Information section click on “Electronic Delivery of Proxy Materials.” Follow the prompts to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Shareholders, the Notice and this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. We have retained Morrow & Co., Inc. to help solicit proxies from shareholders for a fee of $5,500, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by our regular employees without additional compensation, as well as by employees of Morrow & Co., Inc.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of February 8, 2008, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

TDK Corporation	7,740,764	(1)	20.40%
c/o 1-13-1, Nihonbashi, Chuo-Ku
Tokyo 103-8272, Japan
Private Capital Management, L.P.	3,111,447	(2)	8.2%
8889 Pelican Bay Blvd., Suite 500
Naples, Florida 34108
Dimensional Fund Advisors LP	2,639,452	(3)	6.96%
1299 Ocean Avenue
Santa Monica, CA, 90401
Van Den Berg Management	2,510,876	(4)	6.62%
805 Las Cimas Parkway, Suite 430
Austin, TX 78746
Wachovia Corporation	2,424,909	(5)	6.39%
One Wachovia Center
Charlotte, North Carolina 28288
Unicredito Italiano S.p.A.	1,992,093	(6)	5.25%
Piazza Cordusio 2
20123 Milan, Italy

(1)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 6, 2007 by TDK Corporation (“TDK”), TDK Electronics Corporation (“TEC”), TDK U.S.A. Corporation (“TUC”), TDK Europe S.A. (“TES”), TDK Hong Kong Co. Ltd. (“THK”), TDK Recording Media Europe S.A. (“TRE”) and TDK Singapore (PTE) Ltd. (“TSP”) reporting beneficial ownership of 7,740,764 shares of our common stock. TDK reported that it had sole voting and dispositive powers with respect to 4,962,390 shares and shared voting and dispositive powers with respect to 2,778,374 shares. TEC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TUC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TES reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 1,805,809 shares. THK reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 63,757 shares. TRE reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 135,358 shares. TSP reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 112,504 shares. TUC, TEC, TES, TRE, THK and TSP are all wholly owned subsidiaries of TDK. TDK became our largest shareholder in connection with our acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name from TDK. See “Related Person Transactions.”

(2)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 14, 2008 by Private Capital Management, L.P. (“PCM”), reporting beneficial ownership of 3,111,447 shares of our common stock. Of such shares, PCM reported that it had shared voting and dispositive powers with respect to 2,847,697 shares and sole voting and dispositive powers with respect to 263,750 shares. PCM exercises shared voting authority with respect to shares held by PCM clients that have delegated proxy voting authority to PCM. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(3)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 6, 2008 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 2,639,452 shares of our common stock with sole voting and dispositive powers. Dimensional is an investment advisor to certain funds and as investment advisor, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

(4)	A Schedule 13G/A was filed with the Securities and Exchange Commission on January 15, 2008 by Van Den Berg Management (“VDB”), an investment advisor, reporting beneficial ownership of 2,510,876 shares of our common stock. Of such shares, VDB reported that it had sole voting and dispositive powers with respect to 24,700 shares and shared voting and dispositive powers with respect to 2,486,176 shares.

(5)	A Schedule 13G was filed with the Securities and Exchange Commission on February 1, 2008 by Wachovia Corporation (“Wachovia”), reporting beneficial ownership of 2,424,909 shares of our common stock. Of such shares, Wachovia reported that it had sole voting power with respect to 2,420,909 shares, sole dispositive power with respect to 2,403,119 shares, shared voting power with respect to 4,000 shares and shared dispositive power with respect to 1,430 shares. Wachovia filed the report as a parent holding company for Evergreen Investment Management Company (Investment Advisor), Wachovia Securities Financial Network, LLC (Broker Dealer), Wachovia Securities, LLC (Investment Advisor), Delaware Trust Company, N.A. (Bank), Wachovia Bank, N.A. (Bank) and A.G. Edwards Trust Company, FSB (Bank), each of which is a direct or indirect subsidiary of Wachovia.

(6)	A Schedule 13G was filed with the Securities and Exchange Commission on February 1, 2008 by Unicredito Italiano S.p.A., a holding company, reporting beneficial ownership of an aggregate of 1,992,093 shares of our common stock with sole voting and dispositive powers.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of February 8, 2008 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement, except as noted below, and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

	Amount and Nature of
Name of Beneficial Owner(1)	Beneficial Ownership(2)		Percentage of Class

Linda W. Hart	115,304	(3)		*
Michael S. Fields	19,588			*
Charles A. Haggerty	40,842	(4)		*
Ronald T. LeMay	106,681			*
Raymond Leung	0			*
Mark E. Lucas	2,381			*
L. White Matthews, III	42,031			*
Charles Reich	27,405			*
Glen A. Taylor	61,629			*
Daryl J. White	92,439			*
Frank P. Russomanno	177,939	(5)		*
Paul R. Zeller	100,278			*
Jacqueline A. Chase	28,976			*
Subodh K. Kulkarni	38,871			*
John L. Sullivan	77,113			*
All Directors and Executive Officers as a Group (20 persons)	1,046,287		2.71%

*	Indicates ownership of less than 1%.

(1)	Mr. Henderson is not included in this table since he passed away on November 5, 2007.

(2)	In addition to the unrestricted shares held by the named individuals, the shares shown include (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 8, 2008: Ms. Hart, 85,181 shares; Mr. Fields, 14,117 shares; Mr. Haggerty, 19,816 shares; Mr. LeMay, 84,117 shares; Mr. Matthews, 36,665 shares; Dr. Reich, 22,463 shares; Mr. Taylor, 44,117 shares; Mr. White, 84,117 shares; Mr. Russomanno, 115,968 shares; Mr. Zeller, 65,077 shares; Ms. Chase, 9,979 shares; Dr. Kulkarni, 31,475 shares; Mr. Sullivan, 50,333 shares; and all directors and executive officers as a group, 740,976 shares; (ii) the following shares of restricted stock held as of February 8, 2008: Ms. Hart, 5,922 shares; Mr. Fields, 3,026 shares; Mr. Haggerty, 3,026 shares; Mr. LeMay, 3,026 shares; Mr. Lucas, 2,381 shares; Mr. Matthews, 3,026 shares; Dr. Reich, 3,026 shares; Mr. Taylor, 3,026 shares; Mr. White, 3,026 shares; Mr. Russomanno, 30,690 shares; Mr. Zeller, 20,016 shares; Ms. Chase, 14,146 shares; Dr. Kulkarni, 6,356 shares; Mr. Sullivan, 13,234 shares; and all directors and executive officers as a group, 138,584 shares and (iii) the following shares allocated as of February 8, 2008 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Russomanno, 3,145 shares; Mr. Zeller, 6,890 shares; Ms. Chase, 2,869 shares; Dr. Kulkarni, 269 shares; Mr. Sullivan, 2,300 shares; and all executive officers as a group, 20,621 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(3)	Includes 4,332 restricted stock units which will be converted to common stock when Ms. Hart separates from service with Imation. See “Compensation of Directors-Director Compensation for Fiscal Year 2007.”

(4)	Includes 14,500 shares held in a revocable trust.

(5)	Includes 2,300 shares in a trust owned by Mr. Russomanno’s spouse

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2007 all of our directors and executive officers complied with their Section 16(a) filing requirements.

Related Person Transactions

On July 31, 2007, we completed the acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name (the TDK recording media business), from TDK Corporation, a Japanese corporation (TDK) pursuant to an acquisition agreement dated April 19, 2007, between Imation and TDK (the Acquisition Agreement). The purchase price for the TDK recording media business was approximately $260 million in a combination of cash and stock.

We issued to TDK approximately 6.8 million shares of our common stock, representing 16.6% of shares outstanding after issuance of the shares to TDK. The shares were valued at $31.75 based on average market value of our shares for the two day period prior to the date for which the shares to be exchanged was determined. We paid $29.5 million in cash to TDK. The purchase price also included approximately $8.2 million for customary closing costs, accounting and advisory fees and a payment of $3.9 million made to a third party to acquire their minority interest in a TDK international subsidiary. We may pay additional cash consideration of up to $70 million to TDK, contingent upon future financial performance of the acquired business.

The Acquisition Agreement provides for a future purchase price adjustment related to the target working capital amount at the date of acquisition. If the closing date working capital amount is more than or less than the target working capital amount, the parties will be required to increase or decrease the purchase price for the difference between the actual and target working capital amounts as defined in the Acquisition Agreement. Further, the Acquisition Agreement assumed that no cash or debt would be transferred to or assumed by Imation in the transaction. TDK operating subsidiaries purchased in the transaction did not settle their cash prior to acquisition, and as such, we acquired cash in the transaction. Consequently, we paid cash of approximately $25 million to TDK in November 2007.

As a result of the transaction, TDK became our largest shareholder, and was accorded the right to nominate a representative to serve on our Board of Directors. Raymond Leung, TDK’s nominee, was elected to serve as a Class III member of the Board of Directors on November 7, 2007. Pursuant to an Investor Rights Agreement, dated July 31, 2007, TDK’s ownership stake will be permitted to increase up to 21% of our common stock on a fully diluted basis through open market purchases. TDK received certain preemptive rights and registration rights, and TDK agreed to a standstill on further acquisitions of our common stock above the 21% threshold (except as a result of stock repurchases initiated by Imation, in which event TDK’s ownership will not be permitted to exceed 22% of the then outstanding shares). TDK also agreed to a voting agreement with respect to certain matters presented to our shareholders and a three-year lock-up on sales of the shares of our common stock acquired in the transaction.

We entered into two long-term Trademark License Agreements with TDK, dated July 31, 2007, with respect to the TDK Life on Record brand, which will continue unless terminated by TDK no earlier than 26 years (10 years in the case of headphones, speakers or wholly new products)or earlier in the event of a material breach of the Trademark License Agreement, specific change of control events or default by Imation. One of the agreements licenses the trademark to Imation for the U.S. territory, while the other licenses the trademark to an Imation affiliate outside the United States. The trademark licenses provide us exclusive use of the TDK LIFE ON RECORD logo for marketing and sales of current and successor magnetic tape, optical media and flash memory products, certain accessories, headphones and speakers, and certain future removable recording media products. We anticipate that TDK will continue its research and development and manufacturing operations for recording media products including audio, video and data storage tape, and Blu-ray optical discs, which TDK will supply us as well as its other OEM customers. No additional consideration was paid or is payable to TDK under the Trademark License Agreements outside of the consideration paid by Imation for the acquisition.

We also entered into a Supply Agreement with TDK, dated July 31, 2007, for Imation to purchase its requirements of removable recording media products and accessory products for resale under the TDK Life on Record brand name to the extent TDK can supply such products on competitive terms, and TDK agreed not to sell any such products to third parties for resale under the TDK Life on Record brand name during the term of the Trademark License Agreements. The Supply Agreement will continue for the greater of five years or for so long as TDK manufactures any of the products. We also purchase the following items from TDK on a non-exclusive basis for our Imation branded and Memorex branded products outside of the Supply Agreement: LTO and DDS/DAT tapes and Blu-Ray recordable media. For 2007, the payments made to TDK for inventory items under the Supply Agreement and the other items described above for 2007 was approximately $31 million.

In addition, we entered into a Transition Services Agreement with TDK with respect to TDK’s provision to us of certain services such as IT support, sales and marketing support and invoicing services as we integrated the TDK recording media business. For 2007, payments made under the Transition Services Agreement were approximately $10.6 million.

A copy of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are filed as exhibits to our Current Report on Form 8-K filed August 3, 2007. The descriptions of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are qualified in their entirety by reference to the full text of those agreements.

We have a Related Person Transaction Policy, under which the Audit and Finance Committees is responsible for the review and approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. See “Board of Directors-Related Person Transaction Policy.” Due to the size of the transaction with TDK, approval of the acquisition of the TDK recording media business (and the related Acquisition Agreement, Trademark License Agreements, Supply Agreement and Transition Services Agreement) was made by the entire Board of Directors. The Audit and Finance Committee ratified the continuing purchase of the other items purchased from TDK described above.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. Copies of the Guidelines are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. Copies of the Business Conduct Policy are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. We use our best efforts to schedule our Annual Meeting of Shareholders on the same day as a Board meeting in order to facilitate attendance by our Board members at our Annual Meeting. All of our directors attended our 2007 Annual Meeting of Shareholders.

Shareholder Communications with the Board

Our Board of Directors has a process in place for our shareholders to communicate directly with our non-management directors. If any interested party wants to make concerns known to our non-management directors, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors in February 2008. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors and senior management and between directors and our independent registered public accounting firm.

The Board made this review to determine whether any of the above relationships or transactions, if existing, were inconsistent with a determination that the director is independent. Other than Frank P. Russomanno, our Chief Executive Officer, and Raymond Leung, the TDK director nominee, none of the directors had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors, other than Frank P. Russomanno and Raymond Leung, are independent as defined under the New York Stock Exchange listing standards.

In February 2008, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Charles A. Haggerty, L. White Matthews, III and Daryl J. White are audit committee financial experts as defined under those rules.

Non-Executive Chairman

The Board believes it is appropriate to separate the office of Chairman of the Board from the office of the Chief Executive Officer and has appointed a Non-Executive Chairman who is not part of the management of our Company. The Board will review periodically whether to retain the Non-Executive Chairman position and, as long as the position is retained, will review, at least once per year, who the Non-Executive Chairman will be. As long as there is a Non-Executive Chairman of the Board, the Board will not designate a lead director. The Non-Executive Chairman is responsible for coordinating activities of, and communication with, the Board, including leading the meetings of the Board of Directors; facilitating communications between the directors and management; establishing the agenda for Board meetings; working with the Chief Executive Officer and the Board on defining a process for developing corporate strategy and providing oversight and guidance in its development and for other matters as determined by the Board from time to time. The Board designated Linda W. Hart as the Non-Executive Chairman in April 2007 and re-appointed her to the position in February 2008 for a term ending at the 2009 Annual Meeting of Shareholders.

Meetings of the Board and Board Committees

Meetings of the Board

During 2007, the Board of Directors held a total of nine meetings and the various committees of the Board met a total of twenty-nine times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board met at scheduled executive sessions at each Board meeting. The Non-Executive Chairman, currently Linda W. Hart, presided at these sessions.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the functions and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. Copies of the committee charters are also available in print to any shareholder who requests them by writing to: Imation Corp., Investor Relations, 1 Imation Place, Oakdale, MN 55128.

Audit and Finance Committee

Members:	Six non-employee directors: Messrs. Matthews (Chair), Haggerty, LeMay, Lucas, Taylor and White. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2007: Fourteen

Functions:

•	Reviews our consolidated financial statements, including accounting and auditing principles and practices

•	Has the authority to appoint or replace our independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by our independent registered public accounting firm

•	Reviews our compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact our financial statements

•	Oversees our internal audit function with the Director of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of our Pension and Retirement Committee

•	Reviews and approves any related person transactions

Under our Guidelines, no director may serve on a total of more than three public company audit committees. All of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Six non-employee directors:
Messrs. Haggerty (Chair), Fields, Ms. Hart, Mr. Lucas, Dr. Reich and Mr. White. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2007: Six

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Reviews executive stock ownership guidelines and progress in meeting the guidelines

•	Oversees implementation of certain stock and benefit plans

Nominating and Governance Committee

Members:	Six non-employee directors:
Ms. Hart (Chair) and Messrs. Fields, LeMay and Matthews, Dr. Reich and Mr. Taylor. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2007: Six

Functions:

•	Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments, director compensation and director stock ownership guidelines) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee will consider these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses an external search firm to assist it in locating candidates that meet the criteria for qualified candidates. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Place, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2009 Annual Meeting.”

Compensation of Directors

Non-employee directors, with the exception of the TDK nominated director, receive the following compensation for service on our Board:

•	Annual Retainer: $50,000

•	Chairman Fee:

•	$5,000 per year for serving as chair of the Nominating and Governance Committee

•	$7,500 per year for serving as chair of the Compensation Committee

•	$10,000 per year for serving as chair of the Audit and Finance Committee

•	Non-Executive Chairman Fee: 1.2 times the Annual Retainer (in addition to the Annual Retainer received by all Directors), currently $60,000

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Committee meetings: $1,000 per meeting, other than in-person Audit and Finance Committee meetings for which $1,500 is paid

•	Interview of Board Candidates: $1,500 per interview

•	Equity Grants: Directors receive an initial equity grant of restricted stock and options to purchase common stock on the date a person becomes a director and an additional annual equity grant of restricted stock and options to purchase common stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $175,000 in stock options and restricted stock, with 50% of the value granted as stock options and 50% of the value granted as restricted stock, valued under the Black-Scholes model. The Non-Executive Chairman of the Board receives an additional equity grant of 1.2 times the Director grant, currently $210,000, using the same division between stock options and restricted stock and the same valuation model. The restricted stock and stock options vest in one year, but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director or Non-Executive Chairman who is first elected at a time other than the annual meeting of shareholders is prorated based on the number of options and shares of restricted stock granted to directors or the Non-Executive Chairman at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts made by each director to qualified charitable institutions in an amount up to $15,000 per year.

•	Training Program Reimbursement: We reimburse any director who chooses to attend a training program for directors for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings and interviews of Board candidates.

Non-employee directors may elect to receive all or part of their Annual Retainer, Non-Executive Chairman fee, Committee Chairman fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

The following table shows the compensation for the last fiscal year for our non-employee directors.

	Director Compensation for Fiscal Year 2007
	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Options Awards	Compensation	Total
Name	($)	($)(1)(2)(3)	($)(1)(4)(5)	($)(6)	($)

Michael S. Fields	66,000(7)	82,766	130,497	9,981	289,244
Charles A. Haggerty	92,500(8)	82,766	130,497	17,481	323,244
Linda W. Hart	142,741(9)	153,682(3)	207,644(5)	15,976	520,034
Ronald T. LeMay	80,000	82,766	130,497	10,481	303,744
Raymond Leung(10)	0	0	0	0	0
Mark Lucas	74,770	58,068	60,788	1,143	194,769
L. White Matthews, III	92,000(11)	82,766	130,497	17,481	307,744
Charles Reich	77,500	82,766	130,497	2,481	293,244
Glen A. Taylor	82,500(12)	82,766	130,497	17,481	313,244
Daryl J. White	83,000	82,766	130,497	2,481	298,744

(1)	Stock and option awards are calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”) on the same basis as used for financial reporting purposes for the fiscal year. Refer to footnote 3 of Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for our policy and assumptions made in the valuation of share based payments.

(2)	On May 9, 2007 each director was awarded 2,328 shares of restricted stock. The grant date fair value of that restricted stock award is $87,510. In accordance with SFAS 123R, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $37.59. The number of shares of restricted stock that are outstanding for each director at fiscal year end is 3,026, other than Mr. Lucas for whom the number of shares of restricted stock outstanding is 2,381, Mr. Leung for whom the number of shares of restricted stock outstanding is 0, and Ms. Hart for whom the number of shares of restricted stock outstanding is 5,922. See Footnote 3.

(3)	Ms. Hart, in connection with her election as Non-Executive Chairman of the Board on April 2, 2007, received two additional restricted stock grants: a prorated grant of 103 shares for the period of April 2 through May 1, 2007 and an annual restricted stock award of 2,793 shares. The grant date fair value of those restricted stock awards are $4,152 and $104,989, respectively. In accordance with SFAS 123R, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $40.31 and $37.59, respectively.

(4)	On May 9, 2007 each director was awarded options to purchase 7,984 shares of common stock. The grant date fair value of that option award is $87,505. In accordance with SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the option: risk free rate: 4.59%; expected life: 5.24 years; volatility: 29.10% and dividend yield: 1.70%; resulting in a grant date fair value of $10.96 per share. The number of shares underlying stock options that are outstanding for each director at fiscal year end are as follows: Mr. Fields: 26,801; Mr. Haggerty: 32,500; Ms. Hart: 107,445; Mr. LeMay: 96,801; Mr. Leung: 0; Mr. Lucas: 8,474; Mr. Matthews: 49,349; Dr. Reich: 35,147; Mr. Taylor: 56,801 and Mr. White: 96,801.

(5)	Ms. Hart, in connection with her election as Non-Executive Chairman of the Board on April 2, 2007 received two additional option grants: a prorated grant of 1,064 shares for the period of April 2 through May 1, 2007 and an annual option grant of 9,580 shares. The grant date fair value of those option awards are $12,513 and $104,997, respectively. In accordance with

13

SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the options (respectively): risk free rate: 4.53% and 4.59%; expected life: 4.83 and 5.24 years; volatility: 29.35% and 29.10% and dividend yield: 1.39% and 1.70%; resulting in a grant date fair value of $11.76 and $10.96 per share.

(6)	These amounts represent i) matching gifts by Imation to qualified charitable institutions of $7,500 for Mr. Fields, $15,000 for Mr. Haggerty, $10,000 for Ms. Hart, $8,000 for Mr. LeMay, $15,000 for Mr. Matthews, and $15,000 for Mr. Taylor; ii) dividends paid in May 2007 on the vesting of 350 shares of restricted stock issued in May 2005 and 1,012 shares of restricted stock issued in May 2006 in the aggregate amount of $931 for each director except Mr. Lucas and Mr. Leung; iii) dividends accrued in 2007 for restricted stock in the amount of $1,550 for each director except for Mr. Leung and for Mr. Lucas for whom $1,143 was accrued, and for Ms. Hart, for whom $2,940 was accrued; and iv) dividend equivalents paid on Ms. Hart’s restricted stock units in the amount of $2,096. See also footnote 9. The maximum matching gift to qualified charitable institutions is $15,000 per year. The accrued dividends are not paid unless and until the restricted stock vests.

(7)	Mr. Fields elected to receive 25% of his annual retainer in shares of common stock in lieu of cash. That election resulted in the conversion of $12,500 into 332 shares of common stock.

(8)	Mr. Haggerty is Chairman of our Compensation Committee and this amount includes the Committee Chairman fee.

(9)	Ms. Hart is Chairman of our Nominating and Governance Committee and Non-Executive Chairman of the Board and this amount includes those fees. Ms. Hart has elected to receive her compensation (other than her Non-Executive Chairman fee) in restricted stock units in lieu of cash. That election resulted in the conversion of $79,500 of fees described above to 2,303.4588 restricted stock units. Ms. Hart also receives dividend equivalents on the restricted stock units, in the same manner as paid to all other shareholders, which are converted to restricted stock units.

(10)	Mr. Leung is TDK’s nominee to serve on our Board of Directors pursuant to the Investor Rights Agreement dated July 31, 2007 that we entered into with TDK, in conjunction with our acquisition of the TDK recording media business. See “Related Person Transactions.” Pursuant to the Investor Rights Agreement, Mr. Leung will not be compensated for his service on the Board of Directors.

(11)	Mr. Matthews is Chairman of our Audit and Finance Committee and this amount includes the Committee Chairman fee.

(12)	Mr. Taylor has elected to receive his compensation in shares of common stock in lieu of cash. That election resulted in the conversion of the fees described above to 2,406 shares of common stock.

The Nominating and Governance Committee reviews Board compensation every other year based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2007, the compensation consultant was David Hofrichter, PhD of Buck Consultants (who moved to Hewitt Associates in late 2007). The compensation consultant advises the Nominating and Governance Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and market trends such as mix of cash and equity. For 2007, the Board, as recommended by the Nominating and Governance Committee, approved increasing the retainer from $34,000 to $50,000, increasing the Compensation Committee Chairman from $5,000 to $7,500 and changing the mix of stock options and restricted stock awarded as an annual grant from 75/25 to 50/50. In connection with the determination to have a Non-Executive Chairman in April 2007, the Board also approved, as recommended by the Nominating and Governance Committee

(with Ms. Hart recusing herself from the consideration), the fees described above for the Non-Executive Chairman. The Nominating and Governance Committee will not review director compensation in 2008. Employee directors are not compensated for their service on the Board of Directors.

Stock Ownership Guidelines

In November 2004, the Board of Directors updated its stock ownership guidelines. The stock ownership guidelines provide that each of our directors now serving or later elected or appointed as a director is encouraged to own our stock in an amount not less than $130,000. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•	non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•	any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. We have also entered into indemnity agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committees is responsible for the review and approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Item No. 1
ELECTION OF DIRECTORS

General Information

Our Board of Directors is currently composed of eleven directors divided into three classes. The members of each class are generally elected to serve three-year terms with the term of office of each class ending in successive years. The five directors serving in Class III have terms expiring at the 2008 Annual Meeting. The other two classes of directors each have three members. In order to make the classes of directors as equal as possible, one Class III director, Mr. Russomanno, is being nominated for a term of two years so that he will become a Class II director and as a result, two classes will have four members and one class will have three members.

The five Class III directors currently serving on the Board, Ms. Hart and Messrs. Leung and Lucas, Dr. Reich and Mr. Russomanno have been nominated by the Board of Directors for re-election, with Ms. Hart and Messrs. Leung Lucas and Dr. Reich being nominated for three-year terms and Mr. Russomanno being nominated for a two year term at the Annual Meeting.

Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class III nominee elected, other than Mr. Russomanno, will hold office until the annual meeting of shareholders to be held in 2011 and Mr. Russomanno will hold office until the annual meeting of shareholders to be held in 2010 or, for all directors nominated, until his or her successor has been duly elected and qualified, unless prior to such meeting the director resigns or his or her directorship becomes vacant due to his or her death or removal.

Information Concerning Directors

Director Nominees — Class III (Term Ending 2008)

Linda W. Hart	Linda W. Hart, age 67, Non-Executive Chairman of the Board of Imation, is Vice Chairman, President and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials). Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart has been a director of Imation since July 1996 and was elected Non-Executive Chairman in April 2007. Ms. Hart is also a director of each of the Hart Group companies: Hart Group, Inc., Rmax Operating, LLC and L&M Acquisitions, Inc. Ms. Hart also serves on the Board of Trustees for the Center for Strategic & International Studies, Washington, D.C., the Women’s Leadership Board, Harvard University, Kennedy School of Government and numerous other educational, civic and charitable institutions.

Raymond Leung	Raymond Leung, age 51, is Chairman and Chief Executive Officer of TDK China Co., Ltd., TDK Corporation’s subsidiary in China, a position he has held since 2005, Senior Vice President of TDK Corporation Japan, a position he has held since 2007, as well as Chairman of SAE Magnetics, a wholly owned subsidiary of TDK involved in the development, manufacture and sale of hard disk drive heads. He joined SAE Magnetics in 1981, which was later acquired by TDK in 1986. Mr. Leung has been an officer of TDK Corporation Japan since 2004. Mr. Leung has been a director of Imation since November 2007. Mr. Leung is TDK Corporation’s nominee to serve on the Imation Board of Directors pursuant to the Investor Rights Agreement dated July 31, 2007 that Imation entered into with TDK, in conjunction with Imation’s acquisition of the

TDK recording media business. As a result of the TDK Recording Media transaction, TDK became the largest shareholder of Imation. See “Information Concerning Solicitation and Voting-Related Person Transactions.”

Mark E. Lucas	Mark E. Lucas, age 53, has been Chairman and Chief Executive Officer since November 2005 of Geneva Watch Group (a privately held company that is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands). Prior to that, he had been President and Chief Executive Officer of Altec Lansing Technologies (a manufacturer of consumer audio equipment), from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation (a data storage solutions company) from 2000-2001, The Gillette Company (a developer, manufacturer and seller of blades and razors, toiletries and cosmetics) from 1996-1999 and Duracell International Inc. (manufacturer and marketer of high-performance alkaline and other batteries) from 1988 to 1996 and started his career at Nestle Corp. Mr. Lucas has been a director of Imation since April 2007.

Charles Reich	Dr. Charles Reich, age 65, has been retired since October 1, 2004. From October 1, 2002 to October 1, 2004, Dr. Reich served as Executive Vice President of 3M Health Care, a major business segment of 3M Company (a diversified technology company and our former parent). Dr. Reich joined 3M Co. in 1968 as a research chemist and assumed a variety of management positions in the Research & Development organization before moving to business management in 1989. He held a variety of management and executive positions, including international postings, within 3M since that time. He also served as a member of the Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota. Dr. Reich has been a director of Imation since July 2004. Dr. Reich is also a director of the Patterson Companies.

Director Nominee — Class II (Term Ending 2008)

Frank P. Russomanno	Frank P. Russomanno, age 60, has been President and Chief Executive Officer of Imation since April 2007. Previously, he was Chief Operating Officer from November 2003 to April 2007 and since November 2006 was also acting Chief Executive Officer and President. Prior to November 2003, Mr. Russomanno was president of Imation Data Storage and Information Management business. In this position, he led Imation’s data storage businesses. Mr. Russomanno began his career with 3M Company in 1973 and has served at Imation since its spin-off from 3M in 1996. During his tenure with Imation and 3M, Mr. Russomanno has held several executive and managerial positions, including vice president of Imation Data Storage media and services business, general manager of Imation Advanced Imaging Program, corporate sales and marketing director, and global sales and marketing director for Photo Color Products. He also served as a European Business Unit Director while with 3M Company. Mr. Russomanno has been a director of Imation since April 2007.

Board Members Continuing in Office — Class I (Term Ending 2009)

Michael S. Fields	Michael S. Fields, age 62, has been Chairman and Chief Executive Officer of KANA Software, Inc. (a customer relationship management software and services company) since September 2005. Also, since May 1997, Mr. Fields has been the Chairman of The Fields Group (a management consulting firm). In June 1992, Mr. Fields founded Open Vision (a supplier of computer systems management applications for open client/server computing environments). Mr. Fields served as Chairman and Chief Executive Officer of Open Vision from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997. Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation (an enterprise software company), including President of Oracle USA. Mr. Fields has been a director of Imation since January 1998 and is also a director of two privately-held companies, ViaNovus, Inc., and Crucian Global Services, Inc.

Ronald T. LeMay	Ronald T. LeMay, age 62, has been an Industrial Partner of Ripplewood Holdings, LLC (a private equity fund) since October 2003, Executive Chairman of Last Mile Connections, Inc. (a network bandwidth exchange and solutions provider) since September 2005 and Chief Executive Officer since 2006, and Chairman of Aircell Inc. (a manufacturer and marketer of airborne telecommunication systems and services) since July 2006, both in the Ripplewood portfolio of companies. Mr. LeMay is also Chairman of October Capital (a private investment company). Mr. LeMay served as Representative Executive Officer of Japan Telecom (a telecommunications company) from November 2003 until the sale of the company in July 2004. Mr. LeMay served as President and Chief Operating Officer of Sprint Corporation (a telecommunications company) from October 1997 until April 2003. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc. (a provider of waste management services). From February 1996 to July 1997, he served as President and Chief Operating Officer of Sprint. From March 1995 to September 1996, Mr. LeMay served as the Chief Executive Officer of Sprint Spectrum (a partnership among Sprint, Tele-Communications, Inc., Comcast Corporation and Cox Communications.) From 1989 to 1995, Mr. LeMay served as President and Chief Operating Officer of Sprint Long Distance. Mr. LeMay has been a director of Imation since July 1996 (except for the period from August 5, 1997 to December 31, 1997). He is also a director of Allstate Corporation and served as a director of Ceridian Corporation until December 2007.

L. White Matthews, III	L. White Matthews, III, age 62, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director of Matrixx Initiatives, Inc., a publicly-held company, and a director of PNC Funds, Inc., a privately-held company.

Board Members Continuing in Office — Class II (Term Ending 2010)

Charles A. Haggerty	Charles A. Haggerty, age 66, has been Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company) since

January 2000. In June 1992, Mr. Haggerty became President and Chief Operating Officer and in July 1993, Chairman, President and Chief Executive Officer of Western Digital Corporation (a hard disk maker). Mr. Haggerty retired from Western Digital Corporation in June 2000. Prior to June 1992, Mr. Haggerty had a 28-year career with IBM Corporation (an information technology company), rising to the post of Vice President and General Manager of the worldwide OEM storage products business. Mr. Haggerty has been director of Imation since October 2004. Mr. Haggerty is also a director of Pentair Corporation, Beckman Coulter, Inc., Deluxe Corporation and LSI Corporation.

Glen A. Taylor	Glen A. Taylor, age 66, is Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas). In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of Imation since May 2000.

Daryl J. White	Daryl J. White, age 60, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of Imation since July 1996.

The Board of Directors recommends you vote FOR the election of each of the nominees as directors of Imation for the term indicated above. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing five directors, the five nominees receiving the highest number of votes will be elected.

Our Guidelines contain a policy that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly offer to tender his or her resignation. The Nominating and Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Item No. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for 2008. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

Item No. 3
APPROVAL OF THE 2008 STOCK INCENTIVE PLAN

On March 11, 2008, the Board adopted, subject to shareholder approval, the Imation Corp. 2008 Stock Incentive Plan (the “2008 Incentive Plan”). The purpose of the 2008 Incentive Plan is to promote the interests of Imation and our shareholders by aiding us in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee directors capable of assuring the future success of Imation and motivating such persons to put forth maximum efforts for the success of our business. The 2008 Incentive Plan will allow us to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in Imation, thereby aligning the interests of such persons with our shareholders.

We currently award stock options and restricted stock to employees, officers and non-employee directors under the 2005 Stock Incentive Plan (the “2005 Incentive Plan”). As of March 10, 2008, we had approximately 1,007,600 shares remaining available for future awards under the 2005 Incentive Plan. If the 2008 Incentive Plan is approved by our shareholders, we will terminate the 2005 Incentive Plan upon such shareholder approval, and no more awards will be granted thereunder.

The Board believes that the continuation of stock-based compensation programs is essential in attracting, retaining and motivating highly qualified officers, employees and non-employee directors to enhance our success. The 2008 Incentive Plan will allow for the continued use of stock-based compensation. The flexibility of the 2008 Incentive Plan will allow future awards to be based on then-current objectives for aligning compensation with shareholder value.

The following is a summary of the material terms of the 2008 Incentive Plan and is qualified in its entirety by reference to the 2008 Incentive Plan. A copy of the 2008 Incentive Plan is attached as Appendix A to this Proxy Statement.

Administration

The Compensation Committee (for purposes of this summary, the “Committee”), will administer the 2008 Incentive Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, including conditions for forfeiture or recoupment of awards, consistent with the provisions of the 2008 Incentive Plan. In addition, the Committee can specify whether, and under what circumstances, awards to be received under the 2008 Incentive Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Committee. Subject to the provisions of the 2008 Incentive Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has authority to interpret the 2008 Incentive Plan and establish rules and regulations for the administration of the 2008 Incentive Plan.

The Committee may delegate its powers under the 2008 Incentive Plan to one or more directors (including a director who is also an officer), except that the Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in a way that would violate Section 162(m) of the

Internal Revenue Code. In addition, the Committee may authorize one or more of our non-director officers to grant stock options under the 2008 Incentive Plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board of Directors may also exercise the powers of the Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.

Eligible Participants

Any employee, officer, consultant, independent contractor, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the Committee, is eligible to receive an award under the 2008 Incentive Plan. As of March 10, 2008, approximately 2000 employees, officers, consultants, independent contractors, advisors and directors were eligible as a class to be selected by the Committee to receive awards under the 2008 Incentive Plan.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2008 Incentive Plan will be 4,000,000. Certain awards under the 2008 Incentive Plan are subject to limitations as follows:

•	No person may be granted under the 2008 Incentive Plan in any calendar year awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, of more than 500,000 shares in the aggregate.

•	The maximum number of shares that may be awarded under the 2008 Incentive Plan pursuant to grants of awards other than options and stock appreciation rights is 2,000,000.

•	Non-employee directors, as a group, may not be granted awards in the aggregate of more than 1,000,000 of the shares available for awards under the 2008 Incentive Plan.

The Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2008 Incentive Plan.

Types of Awards and Terms and Conditions

The 2008 Incentive Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2008 Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option may not be less than the fair market value of our common stock on the date of grant of such option except to satisfy legal requirements of foreign jurisdictions or if the option is in substitution for an option previously granted by an entity acquired by us. The grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such SAR. Determinations of fair market value under the 2008 Incentive Plan will be made in accordance with methods and procedures established by the Committee. The term of awards will not be longer than ten years from the date of grant. Awards will be adjusted by the Committee in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2008 Incentive Plan.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The minimum vesting period for restricted stock and restricted stock units is one year from the date of grant. The Committee may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control of Imation. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents.  The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not grant dividend equivalents in connection with grants of options or SARs.

Performance Awards.  In addition to options and SARs, the Committee may grant awards under the 2008 Incentive Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Committee in compliance with Section 162(m) of the Internal Revenue Code. The Committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m) of the Internal Revenue Code.

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The Committee may establish rules during the first 90 days of a performance period to permit the Committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; acquisitions and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Under the 2008 Incentive Plan, the Committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $2,000,000 in value, whether payable in cash, stock or other property.

Stock Awards.  The Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2008 Incentive Plan.

Other Stock-Based Awards.  The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2008 Incentive Plan.

Accounting for Awards

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates will be counted against the aggregate number of shares available for awards under the 2008 Incentive Plan. For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the 2008 Incentive Plan. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash will not be counted against the aggregate number of shares available for awards under the 2008 Incentive Plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the 2008 Incentive Plan. If shares of restricted stock awarded under the 2008 Incentive Plan are forfeited or otherwise reacquired by us prior to vesting, those shares will again be available for awards under the 2008 Incentive Plan. Shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will not be available again for granting awards under the 2008 Incentive Plan.

Duration, Termination and Amendment

Unless discontinued or terminated by the Board, the 2008 Incentive Plan will expire on May 6, 2018. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2008 Incentive Plan prior to expiration may extend beyond the expiration of the 2008 Incentive Plan through the award’s normal expiration date.

The Board may amend, alter, suspend, discontinue or terminate the 2008 Incentive Plan at any time, although shareholder approval must be obtained for any amendment to the 2008 Incentive Plan that would (1) increase the number of shares of our common stock available under the 2008 Incentive Plan, (2) increase the award limits under the 2008 Incentive Plan, (3) permit awards of options or SARs at a price less than fair market value, (4) permit repricing of options or SARs, or (5) cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2008 Incentive Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange, the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to us.

Prohibition on Repricing Awards

Without the approval of our shareholders, the Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2008 Incentive Plan.

Transferability of Awards

Except as otherwise provided by the terms of the 2008 Incentive Plan, awards (other than stock awards) under the 2008 Incentive Plan may only be transferred by will or by the laws of descent and distribution. Under no circumstances may outstanding awards (other than stock awards) be transferred for value.

Federal Income Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

Awards Other than Options and SARs.  If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to other awards granted under the 2008 Incentive Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2008 Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2008 Incentive Plan.

Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation.  Under the 2008 Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal, state or local tax obligations.

Section 409A of the Internal Revenue Code.  The Committee will administer and interpret the 2008 Incentive Plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the 2008 Incentive Plan or any award agreement would result in such adverse consequences, the Committee may amend that provision or take other necessary action to avoid any adverse tax results, and no such action will be deemed to impair or otherwise adversely affect the rights of any holder of an award under the 2008 Incentive Plan.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2008 Incentive Plan that were subject to shareholder approval. In addition, the Committee, in its sole discretion, will determine the number and types of awards that will be granted under the 2008 Incentive Plan. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2008 Incentive Plan is approved by our shareholders. The closing price of a share of our common stock as reported on the New York Stock Exchange on March 10, 2008 was $20.69.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2007, including the 2005 Incentive Plan, the 2000 Stock Incentive Plan, the 1996 Employee Stock Incentive Program and the 1996 Directors Stock Compensation Program. As of December 31, 2007, options were the only form of award that had been granted under the 1996 Employee Stock Incentive Program, options and restricted stock had been granted under the 2000 Stock Incentive Plan and 2005 Incentive Plan, and options, restricted stock and restricted stock units had been granted to directors under the 1996 Directors Stock Compensation Program. Our shareholders have approved all of the compensation plans listed below.

				Number of Securities
				Remaining Available
				for Future Issuance
	Number of Securities		Weighted-Average	Under the Equity
	to be Issued Upon		Exercise Price of	Compensation Plans
	Exercise of		Outstanding	(Excluding Securities
Equity Compensation Plans Approved by	Outstanding Options,		Options, Warrants	Reflected in the First
Shareholders	Warrants and Rights		and Rights	Column)

2005 Stock Incentive Plan	1,186,527	(1)	$39.31	1,094,372
2000 Stock Incentive Plan	1,545,182	(1)	$34.02	—	(2)
1996 Employee Stock Incentive Program	141,459		$22.95	—	(2)
1996 Directors Stock Compensation Program	276,593		$30.19	—	(2)

Total	3,149,761		$35.17	1,094,372

(1)	This number does not include restricted stock, including 168,559 shares under our 2005 Incentive Plan and 38,670 shares under our 2000 Stock Incentive Plan.

(2)	No additional awards may be granted under our 2000 Stock Incentive Plan, our 1996 Employee Stock Incentive Plan, or our 1996 Directors Stock Compensation Program.

The Board of Directors recommends that you vote FOR approval of the 2008 Incentive Plan.  The vote required to approve the 2008 Incentive Plan is a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that the total number of shares that vote on the proposal represents a majority of the shares outstanding on the record date.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of six non-employee directors. Each of those directors is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2007:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•	The Committee has discussed with PwC, Imation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2007 fiscal year was compatible with the maintenance of its independence and determined that it was.

•	Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
L. White Matthews, III, Chair
Charles A. Haggerty
Ronald T. LeMay
Mark E. Lucas
Glen A. Taylor
Daryl J. White

AUDIT AND OTHER FEES AND
AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICIES

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2007 and 2006:

	Fiscal Year	Fiscal Year
	2007	2006

Audit Fees(1):
GAAP and statutory audits	$2,407,813	$2,120,916
Audit-Related Fees:
Services related to business transactions	$514,033	$402,580
Employee benefit plan audits	$66,719	$25,792
Attest services and other	$40,587	$10,588

Total Audit-Related Fees	$621,339	$438,960
Tax Fees (tax preparation, advice and consulting)	$391,354	$88,446
All Other Fees:
Financial training materials	$1,500	$1,500

(1)	Audit fees for the fiscal year ended December 31, 2007 are $2,407,813 of which an aggregate amount of $1,201,751 has been billed through December 31, 2007. The increase in 2007 fees compared to 2006 was primarily attributed to activity related to acquisitions.

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the Chairman of the Audit and Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The chair reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC will provide back-up documentation, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or chair, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On at least an annual basis, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2007 and 2006, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy:  Our executive compensation program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers’ interests with the interests of shareholders; and

•	provide competitive total compensation.

We compensate our executive officers primarily through a combination of base salary, bonus and long-term equity compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below. The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing this executive compensation philosophy and administering each component of the executive compensation program. The Committee retains a nationally recognized outside compensation consultant to provide assistance to the Committee. The compensation consultant has been instructed to (i) assist in the development of the peer group of companies; (ii) provide advice on and comparisons to peer companies primarily in the areas of compensation philosophy, executive compensation market data, long and short-term incentive plan design and executive stock ownership; (iii) provide the Committee with information on legislative issues affecting compensation decisions; and (iv) prepare special analysis and reports as requested. In 2007, the Committee used David Hofrichter of Buck Consultants (who moved to Hewitt Associates in late 2007) as its compensation consultant. The Committee meets at least once per calendar quarter, and more frequently if necessary, to perform its duties and responsibilities.

Upon receiving benchmark data from the Committee’s compensation consultant, the Vice President, Human Resources prepares all relevant data relating to compensation of the executive officers for the Chief Executive Officer (“CEO”) to review. The CEO, based on performance reviews and the data presented to him, then prepares and presents his compensation recommendations for the executive officers other than the CEO to the Committee. Based upon the CEO’s recommendation, the Committee reviews and then sets the compensation for each of Imation’s executive officers other than the CEO. For the CEO, the Committee reviews and recommends compensation to the independent members of the Board using the same process, but without input from the CEO.

Targeted Total Compensation:  Our compensation setting process establishes targeted total compensation for each executive officer and then allocates that targeted compensation among three elements: base salary, bonus and long-term equity compensation.

Each February, the Committee reviews Imation’s executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. The Committee seeks the advice and input of both its compensation consultant and Imation’s CEO. The Committee’s compensation consultant compares the compensation of Imation’s executive officers to a group of peer companies and its total compensation survey of manufacturing and technology companies of relatively comparable size, as approved by the Committee. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. For 2007, the

Committee’s compensation consultant identified 18 peer companies (chosen from five categories based on the factors referenced above) for use in executive compensation reviews as follows:

Digital:	Direct Competitors:
• Seagate Technology, LLC	• Advanced Digital Information Corporation
• Western Digital Corp.	• Mestek, Inc.
Flash:	• Overland Storage, Inc.
• Micron Technology, Inc.	• Quantum Corp.
• PortalPlayer, Inc.	Industry:
• SanDisk Corp.	• Acxiom Corporation
• Silicon Storage Technology, Inc.	• Hutchinson Technology Inc.
• Spansion Inc.	• Perot Systems Corp.
Semi-Conductor:	• The BISYS Group
• LSI Corp.	• Worldspan Technologies, Inc.
• Microchip Technology Inc.

In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, long-term equity compensation, retirement plans, other compensation and benefits, and potential severance payouts. The Committee focuses on base salary, annual bonus and long-term equity compensation in determining annual total compensation. The Committee considers the other items to be important elements of a competitive compensation package but not significant factors in determining annual total compensation.

The Committee adopted executive compensation guidelines in 2007. The guidelines generally target our executives’ total compensation package to be between the 50th and 65th percentile of current market data while taking into account other factors including level of experience, market environment, strategic direction of the Company, criticality of the executive’s position, unique skills of the executive, retention concerns, internal equity (the relative value of the executive’s position as compared to his or her executive peers), and the degree to which an executive can be replaced by an outside hire or internal promotion. Experienced executive officers who continue to deliver excellent performance could be paid total compensation up to the 75th percentile of their market data, while still considering the factors described above. In very rare circumstances, executives who are fully experienced professionals in their positions and who deliver superior performance are considered for compensation at or above the 75th percentile. In addition, total compensation for newly-promoted or newly-hired executives is targeted at the 25th percentile of their market data, with the target to move executives who deliver high performance to the 50th percentile within two to five years, while still considering the factors described above. Except for Messrs. Russomanno, Zeller and Kulkarni, all of our named executive officers have more than five years of experience in their current position. Mr. Russomanno was elected CEO in April 2007 (after being named Acting CEO in November 2006), Mr. Zeller was elected CFO in August 2004 and Mr. Kulkarni was elected Vice President, Global Commercial Business, R&D and Manufacturing in August 2007 (after the 2007 compensation decisions were made). Mr. Russomanno, Mr. Zeller and Mr. Kulkarni each have significant prior experience with the Company. Mr. Russomanno and Mr. Zeller’s total compensation is within the target range established for newly-promoted executives. The aggregate total compensation for the other named executive officers was generally within the guidelines set out above and averaged at the 49th percentile of current market data.1

1 Mr. Henderson, our former Chairman and CEO, was on short-term disability from November 2006 through May 2007, due to health issues. On April 2, 2007, the Board of Directors of the Company and Mr. Henderson mutually determined that Mr. Henderson would resign as Chairman of the Board and Chief Executive Officer of the Company effective as of the close of business on that date due to his continuing health issues. Mr. Henderson’s employment agreement also terminated effective as of that date. The Committee did not include Mr. Henderson in the compensation determination

The Committee does not set benchmark targets for individual elements of compensation. However, the Committee’s compensation consultant makes available peer group data for base salary, bonus and long-term equity compensation at the 25th, 50th and 75th percentile to use as a reference point in making the compensation recommendations and decisions.

Under our current compensation program, the mix of base salary, bonus and long-term equity compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — the levels of management having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate risks in order to generate returns for our shareholders and to be rewarded according to our performance. For 2007, the three components of compensation were allocated approximately as follows: for Frank Russomanno, our CEO: base: 30%, bonus: 25%, equity: 45% (based on his November 2006 grant when he was appointed Acting CEO and President); for Mr. Zeller, our CFO: base: 30%, bonus: 20%, equity: 50%; and for the other named executive officers: base: 40%, bonus: 20%, equity: 40%.

Base Salaries:  We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management against (i) their performance objectives for the year, (ii) their current compensation level relative to total compensation target ranges and individual reference points described above and (iii) the other Company specific factors described in the executive compensation guidelines above. The CEO makes recommendations to the Committee for our executive officers other than the CEO based on an evaluation of each executive officer against these standards. The Committee reviews the recommendations and the underlying basis for those recommendations, and approves base salaries for each executive officer, except the CEO. For the CEO, the Committee reviews and recommends base salary for the CEO to the independent members of the Board. The approved annual base salary increases are effective on or about May 1st each year. We believe that base salaries for Imation’s executive officers are positioned at competitive levels within our executive compensation guidelines.

Bonuses:  We believe that compensation should focus our executive management on achieving short-term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that wherever possible, all non-sales commissionable employees should be rewarded based on the same company-wide performance criteria. Therefore, our practice is to award cash bonuses each January based upon annual performance objectives for Imation for the previous calendar year to all eligible employees who are employed by Imation on December 31, including our executive officers, through our Annual Bonus Plan (“ABP”). The Committee approves an annual target bonus amount, which is a percentage of base salary, for all participating non-sales commissionable employees, based on job grade. For 2007, the target bonus amounts for executive officers ranged from 35% of base salary to 85% of base salary for the CEO. In determining the target bonus amount for the executive officers, the Committee reviews the bonus percentage against the factors under the executive compensation guidelines (including total compensation against the peer group), and for executive officers other than the CEO, recommendations by the CEO. The Committee’s determination of the target bonus amount for the CEO is made with input from its compensation consultant and is recommended to the independent members of the Board for approval.

Additionally, the Board approves the financial performance targets for Imation as a whole as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance against operating income targets, revenue targets and cash flow targets at a minimum or threshold level, a target level and a maximum or stretch level. We chose these targets because we believe these are the key metrics in measuring our financial process for 2007. Although Mr. Henderson’s compensation is listed in the Summary Compensation Table due to his title as CEO in early 2007, the Compensation Discussion and Analysis excludes Mr. Henderson, except as specifically noted. See “2007 Compensation” and “Employment, Employment Closure and Severance Agreements-Employment and Employment Closure Agreement with Mr. Henderson.”

performance. The targets for 2007 were as follows (dollars in millions): 50% Threshold: revenue: $1,753.1, operating income: $118.5, cash flow $105.9; 100% Target: revenue: $1,853.1, operating income: $130.0, cash flow $117.4; 150% Maximum: revenue: $1,953.1, operating income: $141.5, cash flow $128.9. The 2007 ABP weighted these three targets as follows: operating income 50%, revenue 25%, and cash flow 25%. Imation must achieve the threshold level of operating income before any payout is made under the ABP. If the threshold level of operating income is met, then each target is reviewed individually to determine what performance percentage was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus-percentage would be payable and at the maximum performance for each factor 150% would be payable. Based on performance against each factor, if bonuses are paid, bonuses can be payable at any percentages between 50% and 150%. These performance-based annual bonuses can be highly variable from year to year and are typically based on the base salary and bonus percentage in effect for each individual as of December 31. A bonus level for an individual can change based on a promotion during the year, and for executive officers, the bonus percentage may be prorated based on the date of promotion.

For 2007, the named executive officers could earn cash bonuses up to the following amounts:

	Bonus at Threshold		Bonus at Maximum
	Performance Level	Bonus at Target	Performance Level
Executive Officer	(50% of Target)	Performance Level	(150% of Target)

Frank P. Russomanno(1)	42.5% of Base Salary	85% of Base Salary	127.5% of Base Salary
Bruce A. Henderson(2)	50% of Base Salary	100% of Base Salary	150% of Base Salary
Paul R. Zeller	30% of Base Salary	60% of Base Salary	90% of Base Salary
Jacqueline A. Chase	25% of Base Salary	50% of Base Salary	75% of Base Salary
Subodh K. Kulkarni	25% of Base Salary	50% of Base Salary	75% of Base Salary
John L. Sullivan	25% of Base Salary	50% of Base Salary	75% of Base Salary

(1)	Mr. Russomanno’s bonus target was put in place when he was named Acting CEO in November 2006 and was not adjusted in 2007. See “2007 Compensation”

(2)	Mr. Henderson was eligible for a prorated portion of any bonus payable for the period January 1, 2007 to May 13, 2007, when he went on long-term disability. See “Employment, Employment Closure and Severance Agreements-Employment and Employment Closure Agreement with Mr. Henderson.”

For 2007, Imation’s performance was below the threshold target with respect to our operating income and therefore we did not pay out any bonuses under our ABP to the named executive officers.

Long-Term Equity:  We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. As Imation continues its transformation to a brand and product management company, the Committee believes that it is even more critical to ensure long-term motivation for its executive officers. Our long-term equity compensation consists of a combination of non-qualified stock options and shares of restricted stock.

Our standard stock option awards vest 25% on each anniversary of the grant and have a term of ten years from grant date. Stock options provide a return to the employee if he or she remains an Imation employee until the options have vested, and then only if the market value of the stock appreciates over the term of the option. Our standard restricted stock grants also typically vest 25% per year over a four-year period. Restricted stock provides a return to the employee only if he or she remains an Imation employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. Restricted stock can also depreciate from the value calculated at the grant date if the price at vesting is less than the price at the grant date.

Our practice for determining equity grants to executive officers, as approved by the Committee, is to first determine the value of compensation that should be provided as equity, based on the individual performance, level of responsibility, scope and complexity of the position of the executive officers and the factors described above in the executive compensation guidelines. Then the CEO recommends to the Committee, for executives other than the CEO, stock options and shares of restricted stock that have an estimated fair market value equal to that target amount on the date of grant with 50% of the value granted as stock options and 50% of the value granted as restricted stock. The Committee’s compensation consultant determines the value of the stock options and restricted stock using the Black-Scholes valuation model and an average price for a determined period, as established by the Committee, to determine the approximate number of shares to be granted. The exact number of shares is determined based upon the closing price on the date of grant.

With the exception of significant promotions and new hires, the CEO reviews the proposed awards during the February Committee and Board meetings and the awards are finalized and granted at the May Committee and Board meetings. This timing was selected because it enables us to consider prior year performance by Imation and the potential recipients and our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The grant date of stock options and restricted stock is the date of the approval of the grants and the exercise price of stock options is the closing price of the underlying common stock on the grant date. In 2007, the Committee made an exception to that policy with respect to the grant date of the May grants, since the Committee meeting was held several days before an announcement Imation intended to make regarding an acquisition and certain restructuring events. The Committee determined that due to the very close timing of the announcement to the meeting, it would be appropriate to delay the grant date until two trading days after the public announcement of those events.

2007 Compensation:  As a result of the processes described above, the Committee made the following compensation decisions for 2007 with respect to base salary and bonus based on a review of the named executive officers’ performance, the executive compensation guidelines and peer group compensation:

•	Frank Russomanno: The Committee determined not to change Mr. Russomanno’s base salary and bonus in 2007 since his base salary and bonus percentage were increased in November 2006 to $625,000 and 85%, respectively, in connection with his appointment as Acting CEO and President. As shown in the Summary Compensation Table, Mr. Russomanno’s salary and equity compensation in 2007 was higher than our other named executives. The Committee believes that the difference in compensation is appropriate due to the level of overall responsibility of our CEO for the business and operations of the Company compared to our other executive officers and is consistent with higher comparative market data for the CEO position.

•	Paul Zeller: The Committee determined to increase Mr. Zeller’s base salary 6.3%, from $350,000 to $372,000, and not to change his target bonus percentage. This decision was made to reward performance and to position him more in line with the higher market data for CFOs in the peer group.

•	Jacqueline Chase: The Committee determined to increase Ms. Chase’s base salary 3.5%, from $285,000 to $295,000, and not to change her target bonus percentage. This decision was made to reward performance and was in line with the executive compensation guidelines and her level of peer group compensation as described above.

•	Subodh Kulkarni: The Committee determined to increase Mr. Kulkarni’s base salary 3.5%, from $260,000 to $269,000, and not to change his target bonus percentage. This decision was made to reward performance and was in line with the executive compensation guidelines and his level of peer group compensation as described above.

•	John Sullivan: The Committee determined to increase Mr. Sullivan’s base salary 7.2%, from $335,000 to $359,000, and not to change his target bonus percentage. This decision was made to reward performance and was in line with the executive compensation guidelines and his level of peer group compensation as described above.

•	Bruce Henderson: Mr. Henderson was on short-term disability as of November 2006, due to health issues. During that time, Mr. Henderson, along with other similarly situated employees on short-term disability, continued receiving his then current salary, benefits and 2007 bonus eligibility. The Committee did not consider any changes to Mr. Henderson’s compensation. On April 2, 2007, the Board of Directors and Mr. Henderson mutually determined that Mr. Henderson would resign as Chairman of the Board and CEO of the Company effective as of the close of business on that date due to his continuing health issues. Mr. Henderson’s employment agreement also terminated effective as of that date. We entered into an employment closure agreement with Mr. Henderson under which he continued as an inactive employee of the Company on short-term disability, receiving his 2007 salary, benefits and 2007 bonus eligibility under the Company’s annual bonus plan through May 13, 2007 until he was eligible for long-term disability. Mr. Henderson applied for and received benefits under the Company’s long-term disability plan. See “Employment, Employment Closure and Severance Agreements — Employment and Employment Closure Agreement with Mr. Henderson.”

The Committee, and in the case of the CEO the independent members of the Board, also granted stock options and restricted stock as described in the table “Grants of Plan Based Awards.” The May grants were the annual equity grants made as part of the process described above. The Committee determined not to grant an equity award to Mr. Russomanno since Mr. Russomanno received an “off-cycle” equity grant in November 2006 in connection with his appointment as Acting CEO and President. The Committee determined to grant an additional equity award to Ms. Chase in February 2007 as a retention grant due to the fact Ms. Chase is considered critical to our near term human resource implementation in connection with the integration of our recent acquisitions and our strategic plan.

Stock Ownership Guidelines:  In November 2004, the Committee approved stock ownership guidelines as a multiple of base pay for executive management as follows: CEO (2.5x), Chief Operating Officer and CFO (1.5x) and Vice Presidents (1x). Executives are generally required to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) plan holdings and excluding unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met.

In late 2007, the Committee directed its compensation consultant to review the stock ownership guidelines for the peer companies. Based on that review, in February 2008 the Committee adjusted the ownership levels of the Chief Executive Officer to 3x and the Chief Operating Officer and Chief Financial Officer to 2x. All executive officers have met, or are on pace to meet, the stock ownership guidelines outlined above.

Severance Benefits:  We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We also believe severance benefits are an important part of our overall compensation philosophy and are needed in order to attract and retain highly qualified key executives and provide competitive total compensation. In late 2005 through early 2006, the Committee reviewed certain aspects of our existing severance agreements, including the change of control and payment provisions. The Committee’s compensation consultant at that time provided guidance on current practices in termination triggers and payment terms, including information on trends among companies generally in this area and guidance from institutional shareholder and shareholder advocacy groups. The Committee also had assistance from outside legal advisors with respect to these practices. Based on that review, the Committee approved the severance agreement used by us in February 2006. Certain additional changes to the severance agreement were made in November 2007, primarily to ensure that the severance agreement is in compliance with Section 409A of the Internal Revenue Code relating to deferred compensation. The Committee considers severance benefits to be an important element of a competitive compensation package but does not consider severance benefits to be a significant factor in determining annual total compensation. We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table, except Mr. Henderson. See “Employment, Employment Closure and Severance Agreements-Severance Agreements with Other Named Executive Officers.”

The severance agreements provide certain benefits upon termination of employment depending on the circumstances of termination, excluding, for example, termination for cause (as defined in the severance agreement) and including a change of control. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s belief providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The severance agreements with our executive officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more equitable than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a friendly (non-hostile) change of control in which the executive officer’s employment is not terminated.

For details on the terms of the severance provisions in the severance agreements and the amounts each executive officer would have received under the applicable agreement based on a hypothetical termination date of December 31, 2007, see “Employment, Employment Closure and Severance Agreements.”

Retirement Plans:  The Committee believes that retirement plan benefits are important for long-term retention and to be competitive in the marketplace. Since July 1, 1996, Imation has provided the following retirement plans for all U.S.-based employees:

•	a 401(k) plan in which Imation immediately matches and vests employee contributions. The maximum match per employee in 2007 was $8,438. Each named executive officer contributed an amount sufficient to receive the maximum match.

•	a qualified defined benefit pension plan under which Imation contributes 6% of each employee’s eligible compensation into the Cash Balance Defined Benefit Pension Plan each year up to the qualified plan compensation limit ($225,000 in 2007).

•	a non-qualified supplemental retirement plan under which Imation allocates 6% of each employee’s eligible compensation each year above the qualified plan compensation limit ($225,000 in 2007).

In addition, certain employees who were employed by 3M Company when Imation was spun off in 1996 retain the right to accrue additional benefits in the Cash Balance Defined Benefit Pension Plan. Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.”

Other Compensation and Benefits:  The CEO annually reviews with the Committee the perquisites that executive officers receive. The primary perquisites available to executive officers that are not available to all employees include the reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount), the payment of premiums on an executive life insurance policy, and the reimbursement for costs associated with a comprehensive annual medical exam. We believe that good tax preparation by experts reduces the amount of time and attention that executive officers must spend on that exercise and reduces the risk of any personal tax issues. The existence of an executive life insurance policy, targeting four times base pay while the executive is working, helps ensure the executive officer’s family is properly provided for in the event of an untimely death. The executive medical exam plan helps ensure the health and availability of our executive officers over the long-term. We believe the perquisites provided are below the median level of those provided at our peer group of companies.

Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability, vision and legal insurance as well as a flexible spending account and paid time off programs.

Other Significant Compensation Decisions:  In August 2007, the Committee reviewed the peer group of companies for executive compensation. Due to changes with respect to certain of the companies, such as privatization and acquisition, the Committee’s compensation consultant proposed a new peer group. After certain suggestions and modifications from the Committee, a new peer group of 26 companies was chosen to be used for 2008 compensation decisions. The group is comprised of:

Digital:	Talent Competitors:
• Nvidia Corp.	• CDW Corp.
• Western Digital Corp.	• Digital River Inc.
Flash and Storage:	• Garmin, Ltd.
• Bell Microproducts Inc.	• Harman International Industries Incorporated
• Dot Hill Systems Corp.	• Network Appliance Inc.
• Iron Mountain Inc.	• Overland Storage Inc.
• Micron Technology Inc.	• Plantronics Inc.
• SanDisk Corp.	• Playtex Products, Inc.
• Silicon Storage Technology, Inc.	• Quantum Corp.
• Spansion Inc.	• Quiksilver, Inc.
• Xyratex, Ltd.	SIC and Industry:
Semiconductor and Electrical:	• Hutchinson Technology, Inc.
• LSI Corp.	• Logitech International
• Microchip Technology Inc.	• Perot Systems Corp
• Qlogic Corp.

On January 23, 2008, the Board approved using the same three performance targets (operating income, revenue and cash flow) and the same relative weightings for the 2008 ABP as were used in the 2007 ABP. The Board approved the 50% targets at a level set to approximate a modest increase over 2007 performance, the 100% targets at a level set to represent a realistic stretch performance and the 150% targets at a level to represent a very high level of performance.

In February 2008, the Committee began the development of recoupment or “clawback” provisions pursuant to which each of our officers would be required, at the request of the Compensation Committee, to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct. The recoupment provisions would be applicable to the 2008 and future APBs and 2008 and future officer option agreements and restricted stock agreements.

Deductibility of Executive Compensation:  Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation (which is not performance based) in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option qualifies as performance-based compensation which will not be subject to the $1 million limitation. For fiscal year 2007, none of the compensation paid to our named executive officers was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:  Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall compensation philosophy.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE
Charles A. Haggerty, Chair
Michael S. Fields
Linda W. Hart
Mark E. Lucas
Charles Reich
Daryl J. White

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows compensation for the last two fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2007 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2007.

Summary Compensation Table

										Change in
										Pension
										Value and
										Non-Qualified
									Non-Equity	Deferred
					Stock		Option		Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Awards ($)(2)		Awards ($)(2)		Compensation ($)(3)	Earnings ($)(4)	Compensation ($)(5)	Total ($)

Frank P. Russomanno	2007	625,012		0	508,977		434,845		0	92,762 (7)	38,299	1,699,895
President and Chief	2006	531,549		0	376,402		415,851		463,043	83,726 (7)	30,113	1,900,684
Executive Officer(6)
Bruce A. Henderson	2007	297,640	(9)	0	230,972	(10)	(137,052	)(10)	0	115,216	38,517	545,293
Former Chairman and	2006	770,015		0	586,815		1,024,095		911,680	96,633	70,504	3,459,742
Chief Executive Officer(8)
Paul R. Zeller	2007	365,238		0	277,606		249,978		0	41,282	30,407	964,511
Vice President and	2006	339,237		200	208,468		226,037		248,640	38,743	25,145	1,086,470
Chief Financial Officer
Jacqueline A. Chase	2007	291,929		0	171,446		135,518		0	35,957	26,769	661,619
Vice President,	2006	281,929		0	103,106		152,144		168,720	34,891	21,014	761,804
Human Resources
Subodh K. Kulkarni(11)	2007	266,236		150	54,875		166,090		0	26,843	13,799	527,993
Vice President, Global Commercial Business, R&D and Manufacturing
John L. Sullivan	2007	351,622		0	186,158		178,954		0	41,468	27,315	785,517
Senior Vice President,	2006	330,083		0	138,904		194,262		198,320	39,586	25,721	926,876
General Counsel and Secretary

(1)	The amount shown for 2007 is a 15 year service award (including service credit for service with 3M) for Mr. Kulkarni. The amount shown for 2006 is a 20 year service award (including service credit for service with 3M) for Mr. Zeller. We award annual bonuses solely based on our achievement of certain performance targets. Accordingly, annual bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	Stock and option awards are calculated in accordance with SFAS 123R on the same basis as used for financial reporting purposes for the fiscal year. Refer to footnote 13 of Item 8 of our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2006 for our policy and assumptions made in the valuation of share-based payments.

(3)	The amounts shown are cash payments payable to the named executive officers under our 2007 and 2006 annual bonus plan. See “Compensation Discussion and Analysis-Bonuses.”

(4)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2006 present value of our pension plans was calculated using a discount rate of 5.75%; an interest crediting rate of 4.75%; the years to age 65 for each named executive officer as follows: Mr. Russomanno: 5.6667; Mr. Henderson: 7.4167; Mr. Zeller: 18.3333; Ms. Chase: 11.6667; Mr. Kulkarni: 22.4167; and Mr. Sullivan: 12.5; and the following present value factor: Mr. Russomanno: 0.9476; Mr. Henderson: 0.9320; Mr. Zeller: 0.8401; Ms. Chase: 0.8951; Mr. Kulkarni: 0.8082; and Mr. Sullivan: 0.8880. The 2005 present value of our pension plans was calculated using a discount rate of 5.50%; an interest crediting rate of 4.50%; the years to age 65 for each named executive officer as follows: Mr. Russomanno: 6.6667; Mr. Henderson: 8.4167; Mr. Zeller: 19.3333; Ms. Chase: 12.6667; and Mr. Sullivan: 13.5; and the following present value factor: Mr. Russomanno: 0.9385; Mr. Henderson: 0.9230; Mr. Zeller: 0.8318; Ms. Chase: 0.8864; and Mr. Sullivan: 0.8793. The 2007 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.”

(5)	The items for 2007 that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(6)	Mr. Russomanno was appointed President and Acting CEO in November 2006 and President and CEO on April 2, 2007.

(7)	$14,328 of this amount for 2007 and $12,673 of this amount for 2006 is related to Mr. Russomanno’s benefit from his service at 3M Company. See “Compensation under Retirement Plans.”

(8)	Mr. Henderson was on short-term disability as of November 2006 and resigned as Chairman and CEO on April 2, 2007. See “Employment, Employment Closure and Severance Agreements-Employment and Employment Closure Agreement with Mr. Henderson.”

(9)	The amount for Mr. Henderson includes his regular salary paid through May 13, 2007 (while he was on short-term disability) and excludes payments of $7,500 per month paid under our long-term disability program to Mr. Henderson from May 13, 2007 through November 5, 2007 (the date he passed away). See “Employment, Employment Closure and Severance Agreements-Employment and Employment Closure Agreement with Mr. Henderson.”

(10)	The amount represents the net compensation expense to Imation in 2007 for Mr. Henderson’s option awards after deducting a $388,221 reversal of compensation expense in connection with Mr. Henderson’s forfeiture of options upon his passing for option awards that were reported in the Summary Compensation Table in the 2007 Proxy Statement. The amount does not take into account the $1.0 million reversal of compensation expense that took place during the second quarter of 2007 in connection with Mr. Henderson’s forfeiture of performance-based stock options or the $2.8 million reversal of compensation expense that took place during the third quarter of 2007 in connection with the forfeiture of Mr. Henderson’s option awards upon his passing, since these amounts were not reported in the Summary Compensation Table in the 2007 Proxy Statement. There was no further vesting of options or restricted stock following his passing. Refer to Note 8 of Item 1 of our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007 for additional information on these reversals.

(11)	Mr. Kulkarni was not a named executive officer in 2006, therefore his information is only provided for the current year.

Supplemental All Other Compensation Table

			Registrant
			Contributions to		Dividends or
	Perks and Other		Defined		Earnings on Stock
	Personal Benefits	Tax Reimbursements	Contribution	Insurance Premiums	or Option Awards
Name	($)	($)(1)	Plans ($)(2)	(Executive Life)($)	($)(3)

Frank P. Russomanno	0	0	8,438	0	29,861

Bruce A. Henderson	2,500	1,863	8,438	9,380	16,336

Paul R. Zeller	1,200	583	8,438	2,124	18,062

Jacqueline A. Chase	2,220	1,079	8,438	3,732	11,300

Subodh K. Kulkarni	0	73	8,438	1,551	3,737

John L. Sullivan	1,900	923	8,438	4,388	11,666

(1)	These amounts represent a gross-up for taxes on Mr. Kulkarni’s 15 year service award (including service credit for service with 3M) and a gross-up for taxes for all the named executive officers, except Mr. Russomanno and Mr. Kulkarni, on the payment for tax preparation services. The amount paid for tax preparation services is included in the column entitled “Perks and Other Personal Benefits.”

(2)	The amount shown is the value of our contributions of common stock to the accounts of the named executive officers under our 401(k) Plan.

(3)	For each named executive officer, the amount includes (i) dividends paid on the vesting of restricted stock in 2007 and (ii) dividends accrued in 2007 for all unvested restricted stock awards as follows: Mr. Henderson: (i) $16,336 and (ii) $0; Mr. Russomanno: (i) $10,834 and (ii) $19,028; Mr. Zeller: (i) $6,732 and (ii) $11,330; Ms. Chase: (i) $3,125 and (ii) $8,175; Mr. Kulkarni: (i) $392 and (ii) $3,345; and Mr. Sullivan: (i) $4,178 and (ii) $7,488. The value of dividends on unvested restricted stock is not included by Imation in the calculation of grant date fair value under SFAS 123R.

Grants of Plan-Based Awards

The following table summarizes the 2007 grants of equity and non-equity plan-based awards.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						All	All Other		Grant
						Other	Option		Date
						Stock	Awards:	Exercise	Fair
						Awards:	Number of	or Base	Value of
						Number of	Securities	Price of	Stock
						Shares of	Underlying	Option	and
						Stock or	Options	Awards	Option
Name	Grant Date	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Units (#)(3)	(#)(4)	($/Sh)	Awards ($)(5)

Frank P. Russomanno			265,625	531,250	796,875	0	0
Bruce A. Henderson			138,600	277,200	415,800	0	0
Paul R. Zeller			111,600	223,200	334,800
	May 9, 2007	May 1, 2007					26,460	37.59	290,002
	May 9, 2007	May 1, 2007				7,716			290,044
Jacqueline A. Chase			73,750	147,500	221,250
	February 6, 2007	February 6, 2007				4,000			175,920
	May 9, 2007	May 1, 2007					14,600	37.59	160,016
	May 9, 2007	May 1, 2007				4,256			159,983
Subodh K. Kulkarni			67,250	134,500	201,750
	May 9, 2007	May 1, 2007					14,600	37.59	160,016
	May 9, 2007	May 1, 2007				4,256			159,983
John L. Sullivan			89,750	179,500	269,250
	May 9, 2007	May 1, 2007					17,564	37.59	192,501
	May 9, 2007	May 1, 2007				5,124			192,611

(1)	This represents a bonus opportunity under our 2007 ABP for 2007 performance. The actual amount paid out under our 2007 ABP was zero, as described in the Summary Compensation Table. For Mr. Henderson, the amounts represent a prorated portion of his bonus for the period January 1, 2007 to May 13, 2007. After May 13, 2007, Mr. Henderson was on long-term disability and no longer eligible for a 2007 bonus. See “Employment, Employment Closure and Severance Agreements-Employment and Employment Closure Agreement with Mr. Henderson.”

(2)	For the May 2007 grants, the Committee made an exception to the general policy that the grant date of stock options and restricted stock is the date of the approval of the grants, since the May Committee meeting was held several days before an announcement Imation intended to make regarding an acquisition and certain restructuring events. The Committee determined it would be appropriate to delay the grant date until two trading days after the public announcement of those events.

(3)	The restricted stock, which was granted under our 2005 Incentive Plan, vests at a rate of 25% each year beginning on the first anniversary of the grant date, except for Ms. Chase’s February 6, 2007 grant which vests on a shorter schedule due to its nature as a retention grant, 37.5% on December 31, 2008 and 62.5% on December 31, 2009. Dividends on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests. The restricted stock becomes immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause). The value of the accrued dividends is included in the Supplemental All Other Compensation Table.

(4)	These options, which were granted under our 2005 Incentive Plan, have an exercise price equal to the closing price of a share of common stock on the grant date, become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date, and expire ten years from the grant date. These options become immediately exercisable in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause).

(5)	In accordance with SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the options: risk free rate: 4.591%; expected life: 5.24 years; volatility: 29.10%; and dividend yield: 1.70%; resulting in a grant date fair value of $10.96 per share. The grant date fair value of the restricted stock is equal to the closing stock price on the date of grant: May 9, 2007 grants: $37.59 and February 6, 2007 grant: $43.98.

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize the total outstanding equity awards as of December 31, 2007 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
				Equity Incentive
				Plan Awards:
	Number of	Number of		Number
	Securities	Securities		of Securities
	Underlying	Underlying		Underlying			Number of		Market Value of
	Unexercised	Unexercised		Unexercised	Option		Shares or Units		Shares or Units of
	Options	Options		Unearned	Exercise	Option	of Stock Held		Stock That Have
	(#)	(#)		Options	Price	Expiration	That Have Not		Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	Vested (#)		($)(1)

Frank P. Russomanno	15,000				29.00	5/15/2010
	10,000				23.06	2/7/2012
	15,000				30.53	8/6/2012
	30,000				33.20	5/18/2013
	10,468	3,490	(2)		39.87	5/5/2011
	19,150	19,150	(3)		34.17	5/3/2015
	8,850	26,550	(4)		41.62	5/3/2016
	7,500	22,500	(5)		44.25	11/9/2016
							30,690	(6)	644,490
Bruce A. Henderson(7)	30,000				40.26	11/5/2009
	44,100				34.17	11/5/2009
	21,400				41.62	11/5/2009
							0		0
Paul R. Zeller	15,000				28.75	4/30/2010
	3,750				23.06	2/7/2012
	10,000				30.53	8/6/2012
	10,000				33.20	5/18/2013
	3,489	1,164	(2)		39.87	5/5/2011
	5,413	1,805	(8)		33.03	11/10/2011
	12,250	12,250	(3)		34.17	5/3/2015
	5,175	15,525	(4)		41.62	5/3/2016
		26,460	(9)		37.59	5/9/2017
							20,016	(10)	420,336
Jacqueline A. Chase	3,125				33.20	5/18/2013
	1,454	1,454	(2)		39.87	5/5/2011
	2,775	5,550	(3)		34.17	5/3/2015
	2,625	7,875	(4)		41.62	5/3/2016
		14,600	(9)		37.59	5/9/2017
							14,146	(11)	297,066
Subodh K. Kulkarni	1,500				23.06	2/7/2012
	1,000				28.99	6/30/2012
	250				34.30	5/8/2013
	6,350				34.30	5/8/2013
	7,500				35.15	12/30/2013
	3,000	1,000	(2)		39.87	5/5/2011
	5,625	1,875	(12)		31.83	12/30/2011
	2,750	2,750	(3)		34.17	5/3/2015
	1,250	3,750	(13)		45.17	1/3/2016
	2,250	6,750	(4)		41.62	5/3/2016
		14,600	(9)		37.59	5/9/2017
							6,356	(14)	133,476
John L. Sullivan	7,500				23.06	2/7/2012
	10,000				30.53	8/6/2012
	16,000				33.20	5/18/2013
	5,583	1,861	(2)		39.87	5/5/2011
	7,550	7,550	(3)		34.17	5/3/2015
	3,700	11,100	(4)		41.62	5/3/2016
		17,564	(9)		37.59	5/9/2017
							13,234	(15)	277,914

(1)	The market value is based on the closing price at December 31, 2007 (the last business day of the year) of $21.00.

(2)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 5, 2004. For each named executive officer, the following options will vest on May 5, 2008: Mr. Russomanno: 3,490; Mr. Zeller: 1,164; Ms. Chase: 1,454; Mr. Kulkarni: 1,000; and Mr. Sullivan: 1,861.

(3)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 3, 2005. For each named executive officer, the following options will vest on each May 3 in 2008 and 2009: Mr. Russomanno: 9,575; Mr. Zeller: 6,125; Ms. Chase: 2,775; Mr. Kulkarni: 1,375; and Mr. Sullivan: 3,775.

(4)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 3, 2006. For each named executive officer, the following options will vest on each May 3 in 2008, 2009 and 2010: Mr. Russomanno: 8,850; Mr. Zeller: 5,175; Ms. Chase: 2,625; Mr. Kulkarni: 2,250; and Mr. Sullivan: 3,700.

(5)	This option vests 25% each year, beginning on the first anniversary of the grant date of November 9, 2006. 7,500 options will vest on each November 9 in 2008, 2009 and 2010.

(6)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date, except for 4,000 shares which vest 100% after three years. With respect to these shares: an aggregate of 9,365 shares will vest on May 3 and 5, 2008; 7,050 will vest on May 3, 2009; 2,775 will vest on May 3, 2010; and 2,500 will vest each November 9 in 2008, 2009 and 2010.

(7)	Mr. Henderson’s heirs have two years to exercise outstanding options after Mr. Henderson passed away. No further vesting of options or restricted stock occurs after Mr. Henderson passed away.

(8)	This option vests 25% each year, beginning on the first anniversary of the grant date of November 11, 2004. 1,805 options will vest on November 11, 2008.

(9)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 9, 2007. For each named executive officer, the following options will vest on each May 9 in 2008, 2009, 2010 and 2011: Mr. Zeller: 6,615; Ms. Chase: 3,650; Mr. Kulkarni: 3,650; and Mr. Sullivan: 4,391.

(10)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 7,051 shares will vest on May 3, 5 and 9, 2008; an aggregate of 6,279 shares will vest on May 3 and 9, 2009; an aggregate of 3,554 shares will vest on May 3 and 9, 2010; 1,929 will vest on May 9, 2011; and 1,203 will vest on November 11, 2008.

(11)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date, except for 4,000 shares which vests as follows: 1,500 on December 31, 2008 and 2,500 on December 31, 2009. With respect to the remaining shares: an aggregate of 4,079 shares will vest on May 3, 5 and 9, 2008; an aggregate of 3,114 shares will vest on May 3 and 9, 2009, an aggregate of 1,889 shares will vest on May 3 and 9, 2010, and 1,064 will vest on May 9, 2011.

(12)	This option vests 25% each year, beginning on the first anniversary of the grant date of December 31, 2004. 1,875 options will vest on December 31, 2008.

(13)	This option vests 25% each year, beginning on the first anniversary of the grant date of January 3, 2006. 1,250 options will vest on each January 3 in 2008, 2009 and 2010.

(14)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 1,764 shares will vest each May 3 and 9 in 2008, 2009 and 2010 and 1,064 will vest on May 9, 2011.

(15)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 5,366 shares will vest on May 3, 5 and 9, 2008; an aggregate of 4,131 shares will vest on May 3 and 9, 2009; an aggregate of 2,456 shares will vest on May 3 and 9, 2010; and 1,281 will vest on May 9, 2011.

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2007 for each of the named executive officers in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on Vesting	Vesting
Name	Exercise(#)	($)(1)	(#)	($)(2)

Frank P. Russomanno	10,000	123,300	11,865	399,217
Bruce A. Henderson	0	0	18,175	679,213
Paul R. Zeller	0	0	6,325	215,084
Jacqueline A. Chase	0	0	3,015	112,689
Subodh K. Kulkarni	0	0	700	26,152
John L. Sullivan	0	0	4,085	152,677

(1)	The value realized on the exercise of stock options is the difference between the fair market value of our common stock at the time of exercise and the exercise price contained in the award agreement for the stock option. Mr. Russomanno exercised his option and held the underlying shares. Since the options are non-qualified, Mr. Russomanno was taxed on the difference between the fair market value of our common stock at the time of exercise and the exercise price contained in the award agreement, although he did not actually receive any monetary proceeds from the exercise.

(2)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting. The fair market value of our common stock used for purposes of this table for options is the actual sale price for the sale of the underlying stock (or the closing price for options exercised and held) and for stock awards is the closing price on the date of vesting.

Compensation Under Retirement Plans

Our Retirement Investment Plan (“401(k) Plan”) which is qualified under the applicable provisions of the Internal Revenue Code, covers all of our domestic employees. Eligible employees may enroll in the 401(k) Plan upon joining Imation and can contribute up to 20% of pay on a pre-tax basis, up to a maximum amount determined each year by the IRS. Imation matches a portion of the contributions. The match is based on the first 6% of contributions. Imation matches 100% of the first 3% of contributions and 25% for the next 3% of contributions.

Our Cash Balance Defined Benefit Pension Plan (the “Pension Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers all of our domestic employees. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 6% of each employee’s annual eligible earnings paid in that year, which are earnings under the limits described below) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the 2007 Pension Plan year, the interest-crediting rate was 4.69%. At retirement (age 65 or greater), participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants may also choose early retirement at age 55, but must have at least five years of service credit, and may also receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value, calculated as described above. Mr. Russomanno is eligible for early retirement. We may provide extra years of credited service in connection with business acquisitions, treating the service with the former employer as service to Imation.

Certain limitations on the amount of benefits under tax qualified plans, such as our 401(k) Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”)

and Tax Reform Act of 1986 (“TRA”). These limits, among other things, cap the amount of eligible earnings under the Pension Plan, which for 2007 was $225,000. Our non-qualified supplemental benefit plan (“Excess Plan”) provides for the payment of amounts to employees who may be affected by those limitations in the same manner as the Pension Plan. The result of the payments under the Excess Plan is that, in general, total benefits will be equal to the level of benefits which would have been payable under the Pension Plan but for the ERISA and TRA eligible earning limitations. Beginning January 1, 2008, the benefits under the Pension Plan and Excess Plan vest after three years of service.

Mr. Russomanno also retains, so long as he remains employed with Imation, the right to receive benefits accrued as of the date we were spun off from 3M Company under 3M’s pension plan. Imation employees who were 3M employees immediately prior to the spin-off and whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with Imation and 3M, and will have their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with Imation. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by Imation. This benefit is unreduced at age 61. Mr. Russomanno is eligible to continue to accrue service credit under 3M’s pension plan as described above.

The following table summarizes the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2007.

Pension Benefits

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last
		Service(1)	Benefit(2)		Fiscal Year
Name	Plan Name	(#)	($)		($)

Frank P. Russomanno(3)	Pension Plan	34	263,862	(4)	0
	Excess Plan	34	202,461		0
Bruce A. Henderson	Pension Plan	4	55,279	(5)	0
	Excess Plan	4	221,420	(5)	0
Paul R . Zeller	Pension Plan	22	133,110		0
	Excess Plan	22	82,994		0
Jacqueline A. Chase	Pension Plan	16	145,048		0
	Excess Plan	16	83,225		0
Subodh K. Kulkarni	Pension Plan	15	117,027		0
	Excess Plan	15	18,964		0
John L. Sullivan	Pension Plan	9	121,953		0
	Excess Plan	9	127,359		0

(1)	Mr. Russomanno, Mr. Zeller, Ms. Chase and Mr. Kulkarni, who were with 3M when Imation was spun-off in July 1996, have service credit for their years at 3M. However, this additional service credit has no effect under the Pension Plan.

(2)	The present value was calculated using the following assumptions, except as to Mr. Henderson (see footnote 5): a discount rate of 6.00%; an interest crediting rate of 5.00%; the years to age 65 for each named executive officer as follows: Mr. Russomanno: 4.6667; Mr. Zeller: 17.3333; Ms. Chase: 10.6667; Mr. Kulkarni: 21.4167; and Mr. Sullivan: 11.5; and the following present value factor: Mr. Russomanno: 0.9567; Mr. Zeller: 0.8485; Ms. Chase: 0.9038; Mr. Kulkarni: 0.8163; and Mr. Sullivan: 0.8967. Each named executive officer’s bonus for the year 2006, which was not paid until January 2007, was included in the calculation as the named executive officer received pay credits under the Pension Plan for these amounts in 2007, the year such amounts were paid.

(3)	Mr. Russomanno is eligible for early retirement having achieved age 55 and 5 years of service credit.

(4)	This amount includes the present value of Mr. Russomanno’s benefits under the 3M Plan as described above in the amount of $107,347.

(5)	Mr. Henderson was automatically vested in these plans due to his passing on November 5, 2007 and the benefits are immediately payable to his beneficiaries. The present value in the table represents the December 31, 2007 account balance in each plan.

Employment, Employment Closure and Severance Agreements

Employment Agreement and Employment Closure Agreement with Mr. Henderson.  We entered into an employment agreement with Mr. Henderson (the “Employment Agreement”), beginning May 13, 2004 for an initial one-year term, with automatic one-year renewals, unless notice not to renew was given by either party. Under the Employment Agreement, Mr. Henderson served as Imation’s CEO and the Board elected Mr. Henderson as Chairman of the Board. The Employment Agreement established initial compensation and relocation terms for Mr. Henderson, including base salary of $650,000 for 2004, certain option grants in 2004, a relocation payment of $75,000 (plus an additional “gross-up” amount to cover income taxes if the relocation payment was considered taxable income) and standard employee and fringe benefits. The Employment Agreement also provided for a target amount of cash incentive compensation conditioned on the attainment of objectives set by the Compensation Committee and if the objectives were attained, the target amount was not less than 80% or more than 150% of base salary. On November 9, 2006, the Board of Directors approved a medical leave of absence for Mr. Henderson (and named Mr. Russomanno President and Acting CEO). During that time, Mr. Henderson continued to receive pay and benefits pursuant to the terms of his Employment Agreement.

On April 2, 2007, the Board of Directors and Mr. Henderson mutually determined that Mr. Henderson would resign as Chairman of the Board and CEO of the Company effective as of the close of business on April 2, 2007 due to his continuing health issues (and Mr. Russomanno was named President and CEO). The Employment Agreement also terminated effective as of that date. We entered into an Employment Closure agreement dated April 2, 2007 with Mr. Henderson which provided that Mr. Henderson would continue as an inactive employee, receiving his 2007 salary, benefits and 2007 bonus eligibility under the our annual bonus plan through the period he was on short-term disability. It also provided for Mr. Henderson to apply for long-term disability benefits. The Employment Closure Agreement also provided that for so long as Mr. Henderson was entitled to receive benefits under our long-term disability plan, he would receive benefits paid by our disability insurance carrier in accordance with its ordinary policies and practices, which for Mr. Henderson included a disability payment of $7,500 per month. Mr. Henderson was to also receive other benefits as provided to all other similarly situated employees who were receiving benefits under our long-term disability plan. These benefits included: (i) coverage under our medical insurance plans (with Mr. Henderson continuing to pay the required employee premium for such benefits); (ii) continued vesting of his stock options (other than his performance-based stock option, which was forfeited) and restricted stock in accordance with their regular schedules; and (iii) continued accrual of pension benefits. Once Mr. Henderson failed or ceased to be entitled to receive benefits under the Company’s long-term disability plan, his employment would terminate. Mr. Henderson continued to receive benefits under our long-term disability program until he passed away on November 5, 2007.

Severance Agreements With Other Named Executive Officers.  Imation has entered into a severance agreement with each of the other named executive officers in the Summary Compensation Table. The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than Cause (as defined in the severance agreement) or termination of employment by the executive for Good Reason (as defined in the severance agreement). No severance benefits become payable under the severance agreement in the event of termination of employment upon death or disability. Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any Paid Time Off (“PTO”) earned or accrued by the executive but not taken during the current year.

In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a Change of Control (as defined below) of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s salary for the fiscal year in which the date of termination occurs.

In the event termination occurs after a Change of Control, the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

Change of Control for purposes of the severance agreement means any one of the following four events:

•	a transaction or series of related transactions where a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934) acquires beneficial ownership of at least 35% of our common stock; or

•	if the individuals who are a majority of our Board of Directors (the “Incumbent Directors”) as of the date of the severance agreement cease to be a majority. Any director who is later nominated for election or elected by a majority of the Incumbent Directors, will also be considered an Incumbent Director; or

•	a merger, reorganization, share exchange, consolidation or other similar transaction, a sale of all the assets of the Company or issuance of our stock in connection with the acquisition of stock or assets of another company, unless: (1) the existing beneficial owners of our Company own more than 50% of the outstanding common stock and voting power (in similar proportions as their ownership before the transaction); (2) no person, entity or group beneficially owns 35% or more of the outstanding common stock or voting power and (3) at least a majority of our Board of Directors are the same directors as of the time of the execution of the agreement or initial approval of the transaction; or

•	approval by the shareholders of dissolution of the Company.

We will also provide the executive with a lump sum payment equal to the employer portion of our standard medical and dental insurance coverages, as elected by the executive, in an amount equivalent to 12 months of coverage following the date of termination or 24 months of coverage after termination if the termination follows a Change of Control.

In addition, in the event of a termination within two years of a Change of Control, all shares of restricted stock owned or held by the executive and all unvested stock options will immediately vest without further restriction. See “Severance Benefits.” The severance agreement also provides that if an executive receives payments that would subject him/her to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he/she will also receive a cash “gross-up” payment so that he/she will be in the same net after-tax position that he/she would have been in had such excise tax not been applied; provided however, that if the value of all payments does not exceed 110% of the “safe harbor” amount under the Internal Revenue Code where no excise tax is due, then no “gross-up” payment would be made and the amounts payable would be reduced so that they equal the “safe harbor.” The severance agreement also provides that the payments under the agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code.

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Excess Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition.

For a description of the amounts payable to the named executive officers under the severance agreement based on a hypothetical termination of employment on December 31, 2007 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance Benefits.”

Severance Benefits.  Based upon a hypothetical termination date of December 31, 2007, the severance benefits for our named executive officers for a qualified termination without a Change of Control would have been as described below:

			Medical and
			Dental
		Targeted	Insurance	Accrued
	Base Salary(1)	Bonus(1)	Benefits(2)	Unused PTO	Total

Frank P. Russomanno	$625,000	$531,250	$13,430	$25,241	$1,194,921
Paul R. Zeller	$372,000	$223,200	$20,264	$15,023	$630,487
Jacqueline A. Chase	$295,000	$147,500	$13,430	$2,695	$458,625
Subodh K. Kulkarni	$269,000	$134,500	$19,415	$16,554	$439,469
John L. Sullivan	$359,000	$179,500	$6,912	$11,046	$556,458

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2007) and the bonus for the preceding year (2006) had been paid.

(2)	These amounts include a gross-up for taxes, which is provided to any employee who is entitled to medical and dental insurance benefits upon severance from Imation.

Based upon a hypothetical Change of Control in 2007 and termination date of December 31, 2007, the severance benefits for our named executive officers for a qualified termination with a Change of Control would have been as described below:

			Medical and	Value of
			Dental	Restricted
			Insurance	Stock and	Accrued	280G Tax
	Base Salary(1)	Bonus(1)	Benefits(2)	Options(3)	Unused PTO	Gross-Up(4)	Total

Frank P. Russomanno	$1,250,000	$969,493	$26,860	$689,869	$25,241	$0	$2,961,463
Paul R. Zeller	$744,000	$522,123	$40,528	$440,945	$15,023	$0	$1,762,619
Jacqueline A. Chase	$590,000	$367,683	$26,860	$309,740	$2,695	$0	$1,296,978
Subodh K. Kulkarni	$538,000	$255,210	$38,829	$137,703	$16,554	$0	$986,296
John L. Sullivan	$718,000	$429,117	$13,824	$291,503	$11,046	$0	$1,463,490

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2007) and the bonus for the preceding year (2006) had been paid.

(2)	These amounts include a gross-up for taxes, which is provided to any employee who is entitled to medical and dental insurance benefits upon severance from Imation.

(3)	The value of the restricted stock and options is based on the closing price at December 31, 2007 (the last business day of the year) of $21.00. None of the named executive officers have stock options with an exercise price of less than $21.00, so the calculation assumes no exercise of outstanding stock options. The value also includes accrued dividends on restricted stock that would be payable on vesting. The amount of accrued dividends for each named executive officer is as follows: Mr. Russomanno: $45,379; Mr. Zeller: $20,609; Ms. Chase: $12,674; Mr. Kulkarni: $4,227; and Mr. Sullivan: $13,589.

(4)	Based on these payments, these executive officers would not be subject to the excise tax, so no tax gross-up would be required.

HOUSEHOLDING

We have sent to most of our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2007 Annual Report on the internet. Shareholders who received a paper copy of this Proxy Statement were also sent a copy of our 2007 Annual Report. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Notice or one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in brokerage accounts for more than one beneficial owner with the same address may deliver only one Notice or Proxy Statement and Annual Report to that address, if the appropriate notice was provided or consent obtained.

We will deliver promptly, upon written request to the address noted below or oral request to Imation shareholder services at The Bank of New York at 1-800-432-0140, a separate copy of the Notice or a separate copy of the Proxy Statement and/or 2007 Annual Report to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Notices, Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Notice, Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Notice, Proxy Statement and/or Annual Report delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

INVESTOR RELATIONS
IMATION CORP.
1 IMATION PLACE
OAKDALE, MN 55128

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2009 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 24, 2008. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2009 annual meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 6, 2009. However, if the Annual Meeting is to be held before April 7, 2009 or after June 6, 2009, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2009 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

Dated: March 23, 2008                              BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General
Counsel and Secretary

Appendix A

IMATION CORP.
2008 STOCK INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m).

(h) “Company” shall mean Imation Corp., a Delaware corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, independent contractor, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; acquisitions and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this Imation Corp. 2008 Stock Incentive Plan, as amended from time to time.

(w) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(x) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(aa) “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(bb) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc) “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd) “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.

(ee) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ff) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.  Administration.

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares, other securities, other Awards, other property and other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the

Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m). In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(c) Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m).

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 4,000,000. Shares to be issued under the Plan may be authorized but unissued Shares, treasury shares or Shares acquired in the open market or otherwise. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.

(b) Accounting for Awards.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Certain Types of Awards.  No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards.  The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $2,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

(iii) Plan Limitation on Awards Other Than Options and Stock Appreciation Rights.  No more than 2,000,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan, shall be available under the Plan for issuance pursuant to grants of Awards other than Options and Stock Appreciation Rights; provided, however, that if any Awards other than Options and Stock Appreciation Rights terminate or are forfeited or cancelled without the issuance of any Shares or if Shares subject to any Awards other than Options and Stock Appreciation Rights are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Awards other than Options and Stock Appreciation Rights for purposes of this limitation on grants of such Awards. Awards other than Options and Stock Appreciation Rights that do not entitle the holder thereof to receive or purchase Shares, and Awards other than Options and Stock Appreciation Rights that are settled in cash, shall not be counted against the aggregate number of Shares available for Awards other than Options and Stock Appreciation Rights pursuant to this Section 4(d)(iii).

(iv) Limitation on Awards Granted to Non-Employee Directors.  Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 1,000,000 Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

Section 5.  Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

Section 6.  Awards.

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term.  The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a Change in Control of the Company.

(ii) Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents.  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons.

(e) Performance Awards.  The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards.  Except as otherwise provided in this Section 6(h)(v), no Award (other than a Stock Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Section 409A Provisions.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.  Amendment and Termination; Corrections.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, the National Association of Securities Dealers, Inc. or any other securities exchange that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Sections 4(d)(i), (iii) and (iv) of the Plan or the dollar amount subject to the limitation contained in Section 4(d)(ii) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) to become unavailable with respect to the Plan.

(b) Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.  Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.  General Provisions.

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Stockholders.  Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a

Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law.  The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.  Effective Date of the Plan; Effect on Prior Plan.

The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 7, 2008 and the Plan shall be effective as of the date of such stockholder approval. On and after the date of stockholder approval of the Plan, no awards shall be granted under the Company’s 2005 Stock Incentive Plan, but all outstanding awards previously granted under the 2005 Stock Incentive Plan shall remain outstanding in accordance with the terms thereof.

Section 11.  Term of the Plan.

The Plan shall terminate at midnight on May 6, 2018, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. As long as any Awards are outstanding under the Plan, the terms of the Plan shall govern such Awards.

Adopted by Board March 11, 2008, subject to and effective upon shareholder approval

ANNUAL MEETING OF SHAREHOLDERS
HOTEL SOFITEL NEW YORK
45 W. 44TH STREET
NEW YORK, NY 10036
MAY 7, 2008
9:00 A.M. LOCAL TIME
ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit https://www.proxyconsent.com/imn.

IMATION CORP.
2008 PROXY
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints L. White Matthews, III and Glen A. Taylor, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:00 a.m. (local time), Wednesday, May 7, 2008 at the Hotel Sofitel New York, 45 W. 44th Street, New York, NY 10036, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2008 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 10, 2008 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by The Bank of New York, acting as tabulation agent for the RIP Trustee, by April 28, 2008. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.
IMATION CORPORATION PROXY PROCESSING P.O. BOX 3539 S HACKENSACK NJ 07606-0239
     Indicate change of address here and mark box on reverse side.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET
https://www.proxypush.com/imn

•	Go to the website address listed above.
•	Have your proxy card ready.
•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-416-3841

•	Use any touch-tone telephone.
•	Have your proxy card ready.
•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy card.
•	Detach your proxy card.
•	Return your proxy card in the postage-paid envelope provided.

You may now vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or through the internet. Your telephone or Internet vote must be received by 5:00 p.m. New York time on May 6, 2008.

1-866-416-3841
CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
This proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted “FOR” Items 1, 2 and 3. Discretionary authority is hereby conferred as to all other matters which may properly come before the Annual Meeting or any adjournment thereof.
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.
 1. Election of five Directors.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01 - Linda W. Hart, 02 - Raymond Leung, 03 - Mark E. Lucas, 04 - Charles Reich and 05 - Frank P. Russomanno
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of the 2008 Stock Incentive Plan	☐	☐	☐

Address Change? Mark box. Indicate change on reverse.				☐

Check this box if you plan to attend the Annual Meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.				☐
          S C A N    L I N E
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here